Exhibit 99.1

The table below specifies the date of the transaction, the amount of shares purchased, the weighted-average purchase price and the range of price paid per share of Common Stock of AutoNation, Inc. purchased by Cascade Investment, L.L.C. (“Cascade”) during the past sixty days.  Cascade undertakes to provide upon request by the staff of the Securities and Exchange Commission full information regarding the number of shares purchased at each separate price.  All transactions were effected in the open market on the New York Stock Exchange or through Electronic Communication Networks.

Date of Transaction	Number of Shares of Common Stock Acquired	Weighted-Average Price Paid Per Share ($)	Range of Price Paid Per Share ($)

4/26/12	11,800	33.9890	33.90	–	34.00

5/8/12	27,798	34.3079	34.20	–	34.32

5/9/12	198,500	34.5162	34.10	–	35.00

5/10/12	70,690	34.9926	34.95	–	35.00

5/11/12	26,721	34.9835	34.93	–	35.00

5/14/12	128,564	34.9058	34.80	–	34.98

5/15/12	64,340	34.8191	34.67	–	34.95

5/16/12	40,522	34.9209	34.82	–	34.97

5/17/12	304,129	34.3431	34.115	–	34.80

5/18/12	141,526	34.3053	34.15	–	34.47

5/21/12	13,528	34.6157	34.41	–	34.75